Exhibit 99.1

VIA EMAIL

TO: Directors and Executive Officers of First US Bancshares, Inc.

FROM: Tom Elley, Senior Executive Vice President, Chief Financial Officer

DATE: October 20, 2022

RE: Important Notice Regarding 401(k) Plan Blackout Period and Restrictions on Ability to Trade in Company Securities

As previously communicated to you, First US Bancshares, Inc. (the “Company”) instituted a “blackout period” that applied to the First US Bancshares, Inc. 401(k) Plan (the “401(k) Plan”). The blackout period, which is due to a change in the 401(k) Plan trustee and record keeper effective October 1, 2022, began following the closing of trading on September 22, 2022, and was projected to end during the week of October 16, 2022. During the blackout period, participants do not have access to their accounts for distributions or investment changes, including investment changes involving the Company’s common stock held in the 401(k) Plan. This notice is to inform you that due to delays in the transfer of funds and records to the new trustee and record keeper of the 401(k) Plan arising from circumstances beyond the Company’s control, the blackout period must be extended and is now expected to end during the week of October 30, 2022.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and the SEC’s rules promulgated thereunder, the Company’s directors and executive officers are prohibited during the blackout period from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any equity security of the Company acquired in connection with their services as a director or executive officer.

Thank you, and please call me at 205-582-1084 if you have any questions. In addition, you may write to me at First US Bancshares, Inc., 3291 U.S. Highway 280, Birmingham, Alabama 35243.